ORBITAL SCIENCES CORPORATION	EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges (A)

				Nine Months Ended
		Pro Forma (B)		September 30,		Years ended December 31,

		Nine months ended 9/30/02	Year ended 12/31/01	2002	2001	2001	2000	1999	1998	1997

Earnings—

Pre-Tax income (loss) from continuing operations		$(1,033)	$(109,296)	$8,513	$(64,107)	$(95,614)	$(303,576)	$(184,280)	$(54,600)	$(1,213)

Add:	Allocated losses of equity investees	—	26,495	—	19,995	26,495	119,183	84,545	75,052	22,456

	Fixed charges	25,046	42,521	15,500	22,173	28,839	29,613	25,850	9,434	4,046
	Amortization of capitalized interest	157	222	157	176	222	3,846	4,893	1,504	819

Less:	Interest capitalized	—	—	—	—	—	(1,846)	(3,100)	(1,705)	(429)

Earnings		$24,170	$(40,058)	$24,170	$(21,763)	$(40,058)	$(152,780)	$(72,092)	$29,685	$25,679

Fixed Charges—

	Interest costs, both capital and expense, and amortization of debt costs	$20,976	$38,092	$11,430	$18,851	$24,410	$25,883	$22,920	$7,511	$2,328

	Portion of rental expense representative of interest factor	4,070	4,429	4,070	3,322	4,429	3,730	2,930	1,923	1,718

Fixed Charges		$25,046	$42,521	$15,500	$22,173	$28,839	$29,613	$25,850	$9,434	$4,046

Ratio of Earnings to Fixed Charges		1.0	(B )	1.6	(A )	(A )	(A )	(A )	3.1	6.3

(A)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges less capitalized interest. Earnings are also adjusted to exclude allocated share of losses of affiliates. Fixed charges consist of interest expense, capitalized interest, a portion of rental expense (deemed by management to be representative of the interest factor of rental payments) and amortization of debt issuance costs. Earnings were inadequate to cover fixed charges by approximately $43.9 million for the nine months ended September 30, 2001, and $68.9 million, $182.4 million and $97.9 million for the years ending December 31, 2001, 2000 and 1999, respectively.

(B)	The pro forma presentation of the ratio of earnings to fixed charges gives effect to the Company's August 22, 2002 offering of the outstanding notes as if it had occurred on January 1, 2001. Pro forma earnings were inadequate to cover fixed charges by approximately $82.6 million for the year ended December 31, 2001.